UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2013

CALIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California		94954
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (707) 766-3000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Executive Vice President and Chief Operating Officer
On December 6, 2012, Calix, Inc. ("Company”) announced that its Executive Vice President and Chief Operating Officer, Roger Weingarth, had given notice of his intention to retire from the Company at a date to be announced in 2013.
On February 6, 2013, the Company entered into a Transition and Separation Agreement ("Agreement") with Mr. Weingarth in connection with his retirement. Under the Agreement, Mr. Weingarth will transition to the role of advisor to the Chief Executive Officer of the Company effective as of April 1, 2013 ("Transition Date"), and will terminate his employment with the Company as of March 31, 2014 ("Termination Date").
During the period of time commencing on the Transition Date and ending on the Termination Date (“Transition Period”), Mr. Weingarth will continue to be paid his annual base salary in bi-weekly installments, accrue paid vacation and be eligible for all employee benefit plans available to senior executives of the Company, other than the Company's Executive Change in Control and Severance Plan. Each stock option, restricted stock award and restricted stock unit award held by Mr. Weingarth will continue to vest in accordance with its terms and remain outstanding based upon his continued service during the Transition Period.
Upon Mr. Weingarth's execution and non-revocation of a legal release of claims, the vesting and exercisability of his unvested stock options, restricted stock awards and restricted stock units held by him as of the Termination Date will be fully accelerated, which would include the vesting of approximately 75,000 restricted stock units and restricted stock awards, and 26,355 non-qualified stock options.
The foregoing description of the Agreement is included to provide information regarding its terms. It does not purport to be a complete description and it is qualified in its entirety by reference to the full text of the Agreement which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2013	CALIX, INC.

	By:	/s/ Michael Ashby
Michael Ashby
Chief Financial Officer